Exhibit 12.1


                 SCHERING-PLOUGH CORPORATION AND SUBSIDIARIES
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (Dollars in millions)




                                                 Years Ended December 31
                       Three
                      Months
                       Ended
                       March
                     31, 2003     2002       2001       2000      1999      1998
                       ----       ----       ----       ----      ----      ----

Income Before Income   $216     $2,563     $2,523     $3,188    $2,795    $2,326
Taxes

Add Fixed Charges:
 Interest Expense        13         28         40         44        29        19
 One-third of Rental
     Expense              7         27         24         24        22        19
 Capitalized Interest     3         24         25         20        12         9
 Total Fixed Charges     23         79         89         88        63        47
                      ---------  -------   ---------  -------  --------  -------
Less: Capitalized
        Interest          3         24         25         20        12         9
Add:  Amortization of
        Capitalized
        Interest          2          8          7          7         7         7
                      ---------  -------   ---------  -------  --------  -------
Earnings Before Income
Taxes and Fixed
Charges (other than
Capitalized Interest)  $238     $2,626     $2,594     $3,263    $2,853    $2,371
                      =========  =======  =========  =======  ========= ========


Ratio of Earnings to
Fixed Charges           10          33         29         37        45        50
                      =========  =======  =========  =======  ========= ========

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"Earnings" consist of income before income taxes and fixed charges (other than capitalized interest). "Fixed charges" consist of interest expense, capitalized interest and one-third of rentals which Schering-Plough believes to be a reasonable estimate of an interest factor on leases.